Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: September 2008

1) Beginning of the Month Principal Receivables:	$46,419,071,737.15
2) Beginning of the Month Finance Charge Receivables:	$879,710,374.91
3) Beginning of the Month AMF Receivables :	$55,814,386.63
4) Beginning of the Month Discounted Receivables:	$0.00
5) Beginning of the Month Total Receivables:	$47,354,596,498.69
6) Removed Principal Receivables:	$0.00
7) Removed Finance Charge Receivables:	$0.00
8) Removed AMF Receivables	$0.00
9) Removed Total Receivables:	$0.00
10) Additional Principal Receivables:	$595,843,540.82
11) Additional Finance Charge Receivables:	$1,297,766.80
12) Additional AMF Receivables	$114,061.14
13) Additional Total Receivables:	$597,255,368.76
14) Discounted Receivables Generated this Period:	$0.00
15) End of the Month Principal Receivables:	$46,724,717,495.62
16) End of the Month Finance Charge Receivables:	$912,511,412.29
17) End of the Month AMF Receivables	$55,355,813.57
18) End of the Month Discounted Receivables:	$0.00
19) End of the Month Total Receivables:	$47,692,584,721.48
20) Excess Funding Account Balance	$0.00
21) Adjusted Invested Amount of all Master Trust Series	$39,845,586,375.36
22) End of the Month Seller Percentage	14.72%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: September 2008

	ACCOUNTS	RECEIVABLES
1) End of the Month Delinquencies:
2) 30 - 59 days delinquent	308,883	$612,767,049.60
3) 60 - 89 days delinquent	220,731	$467,151,517.51
4) 90+ days delinquent	484,384	$1,108,404,822.13
5) Total 30+ days delinquent	1,013,998	$2,188,323,389.24
6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.59%
7) Defaulted Accounts during the Month	154,533	$292,995,545.76
8) Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		7.48%

*	For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: September 2008

	COLLECTIONS	PERCENTAGES
1) Total Collections and Gross Payment Rate**	$8,376,335,973.62	17.47%
2) Collections of Principal Receivables and Principal Payment Rate	$7,555,128,120.87	16.07%
3) Prior Month Billed Finance Charges and Fees	$587,973,251.90
4) Amortized AMF Income	$27,172,986.40
5) Interchange Collected	$132,333,949.33
6) Recoveries of Charged Off Accounts	$75,923,693.02
7) Collections of Discounted Receivables	$0.00
8) Collections of Finance Charge Receivables and Annualized Yield	$823,403,880.65	21.02%

Capital One Master Trust (AMF COLLECTIONS) MONTHLY PERIOD: September 2008

1) Beginning Unamortized AMF Balance		$144,522,584.26
2) + AMF Slug	$123,252.11
3) + AMF Collections	$24,976,958.50
4) - Amortized AMF Income	$27,172,986.40
5) Ending Unamortized AMF Balance		$142,449,808.47

**	Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables